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                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-86394) and related Prospectus and Prospectus Supplement of Collins & Aikman Corporation for the issuance of 40,000,000 shares of Collins & Aikman Corporation Common Stock, and to the incorporation by reference therein of our report dated August 24, 2001, with respect to the combined financial statements of the Operating Businesses of the Becker Group and its Predecessors included in Collins & Aikman Corporation's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 17, 2001.

                                                           /s/ Ernst & Young LLP

Detroit, Michigan
May 20, 2002